Exhibit 99.3

To Our Valued Suppliers;

As the summer draws to a close, I would like to update you on our progress. Before beginning, on behalf of the Board of Directors and all of the associates of FAO, Inc., I want to thank you for your strong support over the last several months and for your help in allowing us to rebuild our inventories and get back in-stock.

Let me first address the two press releases attached to this letter. With respect to Saks, last winter we announced that we would be opening boutiques in their department stores utilizing our FAO Schwarz, Zany Brainy, The Right Start and FAO Schwartz brands. In addition, Saks agreed to invest in our company and currently owns approximately 12% of the stockholders equity of FAO, Inc. Also, Doug Coltharp, Saks Executive Vice President and Chief Financial Officer now sits on the FAO, Inc. Board of Directors.

As indicated in the attached press release, we have completed our first 16 boutique installations and we have six more to be installed in September. In addition, this fall approximately 240 small seasonal shops will be installed utilizing our FAO Schwarz brand. As a result, we will be represented through either permanent boutiques or seasonal shops in more than 250 department stores operated by Saks. Although the boutique concepts will require modification and further refinement, we are pleased with the initial installations. Attached to the press release are the locations of these first boutiques and we encourage you to visit them and give us your feedback.

The other important strategic news for FAO, Inc. is our new relationship with Borders Group. As you know, Borders is one of the premier booksellers in the world with 457 Borders stores, 760 Waldenbooks stores and 35 Books etc. stores. Books, videos and music are key merchandise categories within our FAO Schwarz, Zany Brainy and The Right Start stores and we believe we will now be able to offer our customers a world-class assortment of these products. Also, we have a potentially important growth opportunity to create a collection of products in Borders stores and in Waldenbooks stores. As the attached press release indicates, the first test installations will occur this fall and we are looking forward to implementing Zany Brainy and FAO Schwarz areas in their children’s departments.

With respect to our turnaround plan, we feel we are making good, steady progress. When we emerged from bankruptcy at the beginning of May, we had a carefully reduced store base, a downsized and tight expense structure and inventories which were lean and clean. On the negative side, however, we exited bankruptcy with a poor in-stock position on last year’s top selling inventory items. In fact, we were out of stock on the previous year’s top selling 2000 sku’s by over 30%.

Since the beginning of May, we have worked methodically but rapidly to take the following necessary actions to turnaround the operating performance of our three brands:

•              Establish normal trade relationships;

•              Rebuild merchandise inventories;

•              Commence marketing and advertising efforts; and

•              Improve sales.

We are making progress on all of these initiatives and our results are improving. Regarding trade terms, we have established trade terms and credit limits with our current suppliers and we thank you for working with us in such a constructive manner. As a result of obtaining trade terms, we have been able to get product flowing again, rebuild our assortments and improve our in-stock position. For example, the following table shows inventory receipts into our distribution centers over the past 16 weeks:

4 weeks ended June 7	$7,300,000
4 weeks ended July 5	9,000,000
4 weeks ended August 2	8,500,000
4 weeks ended August 30 (estimated)	10,800,000
$35,600,000

As the table indicates, in May we were able to get product flowing again and in June and July we were bringing product in to our distribution centers on a consistent basis. As you can see, in August we began the ramp in inventory that we expect to carry through to the holiday season.

Our marketing and advertising efforts were minimal for the first part of the year, however we were able to implement new marketing programs this summer. In June, we kicked off a tourism marketing campaign for our FAO Schwarz flagship stores with ads in the major airline magazines and in “Where” magazine which is distributed to hotel rooms. For Zany Brainy, we had our annual train sale in July which was supported by direct mail and newspaper inserts. And, this month we advertised Zany Brainy in “People” magazine in the issues on newsstands August 15 and August 22. We have been pleased with the response to these efforts from our customers and we have developed a full marketing calendar for the fall and holiday season. The highlights of our current marketing efforts are attached.

Improving sales is our first and most important priority. Given our poor in-stock position at the beginning of May, we started off in a hole. However, our sales have improved significantly since then in both absolute and relative terms and we are tracking against our plan. The following shows the trend of our sales since May:

Sales Ramp Performance
Month	Average Sales Per Week (2)	Same Store Sales ‘03/’02	Improvement In Same Stores Sales Trend Over Preceding Month
May	$2,663,000	–35.8%	Not Measured
June	3,085,000	–27.3%	8.5 Percentage Pts.
July (1)	3,837,000	–19.1%	8.2 Percentage Pts.
August Projection	3,555,000	–10.5%	8.6 Percentage Pts.

(1)                                  Average sales per week for July were positively affected
by annual train promotion at Zany Brainy.

(2)                                  Represents sales for all The Right Start, Zany Brainy, and
FAO Schwarz retail stores only.

Since May, our average weekly sales have improved 33% and we have reduced our negative same store sales comparisons by 25 percentage points. Further, our sales results for August were negatively affected by the East Coast blackout so our sales trend for August is actually better than indicated. We understand that the health of a retailer is judged by its same store sales comparisons and we are focused on getting these comparisons in the positive category soon.

In addition to driving sales through our merchandising and marketing efforts, we have also commenced initiatives to improve our customer service and the selling skills of our store associates. In June, we implemented a new mystery shop program and now every store gets mystery shopped, evaluated and scored several times a month. Further, every month we now contact 5 customers from each store that have made a purchase that month in order to get their feedback on areas for improvement.

This month we also have begun installing customer counters in each store so that we can measure our customer conversion rate. Over time, an increase in the customer conversion rate would demonstrate that our selling skills are improving. Still further, we have put in place a weekly bonus plan for our store management which gives them a percentage of sales if their store’s weekly plan is achieved and a larger percentage of sales over and above plan. The weekly nature of the plan has proven to be both popular and effective with our store management and we believe it is helping to drive sales.

Finally, we have been working diligently to complete the installation of The Right Start shops in Zany Brainy stores. For the past two years, placing The Right Start shops in Zany Brainy has been one of our top strategic priorities. At the beginning of May, we had 63 completed Right Start shops in Zany Brainy but we still had no permanent Right Start exterior signage on the stores. As of today, 83 of the 89 Zany Brainy stores now have  completed Right Start shops and by mid September we expect to have finished the installation of permanent Right Start signage at all of these locations.

In summary, after taking a hard fall we are back on our feet and moving forward again. We believe that we are making good progress on our turnaround plan and we are committed to making FAO, Inc. a long-term success. Again, thank you for your continued support and we look forward to seeing you at our annual sales convention and trade show September 10-13 in Orlando. For those suppliers who have not yet registered, please contact Robin Ellis at 610-292-6695 or rellis@faoinc.com.

Sincerely yours,

Jerry R. Welch

President and Chief Executive Officer

FAO, Inc.

The above letter includes confidential information and is therefore being filed with the Securities and Exchange Commission on a Form 8-K. As a result, it may be shared with company employees.